Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Friday, October 14, 2016

COMMERCE BANCSHARES, INC. ANNOUNCES THIRD
QUARTER EARNINGS PER COMMON SHARE OF $.68

Commerce Bancshares, Inc. announced earnings of $.68 per common share for the three months ended September 30, 2016, compared to $.70 per share in the prior quarter and $.63 per share in the third quarter of 2015. Net income attributable to Commerce Bancshares, Inc. for the third quarter amounted to $68.5 million, compared to $69.9 million in the prior quarter and $64.6 million in the same quarter last year. For the quarter, the return on average assets was 1.12%, the return on average common equity was 11.0%, and the efficiency ratio was 62.3%.

For the nine months ended September 30, 2016, earnings per common share totaled $2.03, compared to $1.93 in 2015, or an increase of 5.2%. Net income attributable to Commerce Bancshares, Inc. amounted to $203.8 million for the nine months ended September 30, 2016, compared to $200.0 million during the same period last year. For the first nine months of 2016, the return on average assets was 1.11%, and the return on average common equity was 11.3%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “This quarter top line revenue grew 6% compared to the same period last year, with this growth coming from both net interest income and fees. The increase in fees resulted mainly from higher commercial card, deposit, and trust fee income, while loan and sweep fees also showed good growth. The increase in net interest income continues to be driven by overall growth in average loans and higher overall earning assets. Average loans increased $118.1 million this quarter mainly from higher commercial real estate and construction lending and growth in consumer loan balances. Average deposits declined slightly this quarter, and funding costs remained low. Non-interest expense for the quarter totaled $181.2 million, up $4.2 million compared to the previous quarter, mainly reflecting additional investments in staffing, occupancy, and information technology costs.”

Mr. Kemper continued, “The current credit environment remains excellent as net loan charge-offs totaled $6.6 million this quarter, compared to $7.5 million in the previous quarter and $8.4 million in the third quarter of 2015. The decrease in net loan charge-offs compared to the previous quarter was largely due to continued commercial loan recoveries, which totaled $2.5 million compared to $1.6 million in the prior quarter. During the current quarter, the provision for loan losses totaled $7.3 million, or $700 thousand higher than net loan charge-offs, but was $2.0 million less than in the prior quarter. The allowance for loan losses increased to $154.5 million at September 30, 2016, or 1.17% of period end loans. Total non-performing assets decreased $9.5 million from the previous quarter to $16.6 million this quarter.”

(more)

     Total assets at September 30, 2016 were $24.7 billion, total loans were $13.2 billion, and total deposits were $20.2 billion. During the quarter, the Company paid a common cash dividend of $.225 per share and also paid a 6% cash dividend on its preferred stock.

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 350 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in credit related insurance and private equity activities.

This financial news release, including management's discussion of third quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (Dollars in thousands, except per share data)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
FINANCIAL SUMMARY
Net interest income	$171,243	$171,829	$162,038	$506,847	$471,833
Non-interest income	119,319	116,570	111,288	354,913	332,097
Total revenue	290,562	288,399	273,326	861,760	803,930
Investment securities gains (losses), net	(1,965)	(744)	(378)	(3,704)	7,800
Provision for loan losses	7,263	9,216	8,364	25,918	19,541
Non-interest expense	181,242	177,089	171,402	535,804	500,710
Income before taxes	100,092	101,350	93,182	296,334	291,479
Income taxes	30,942	31,542	27,969	91,854	88,929
Non-controlling interest expense (income)	605	(85)	601	668	2,530
Net income attributable to Commerce Bancshares, Inc.	68,545	69,893	64,612	203,812	200,020
Preferred stock dividends	2,250	2,250	2,250	6,750	6,750
Net income available to common shareholders	$66,295	$67,643	$62,362	$197,062	$193,270
Earnings per common share:
Net income — basic	$.69	$.70	$.63	$2.04	$1.93
Net income — diluted	$.68	$.70	$.63	$2.03	$1.93
Effective tax rate	31.10%	31.10%	30.21%	31.07%	30.78%
Tax equivalent net interest income	$179,115	$179,592	$169,512	$530,132	$493,897
Average total interest earning assets (1)	$23,150,832	$23,252,289	$22,434,664	$23,244,807	$22,510,617
Diluted wtd. average shares outstanding	95,669,439	95,630,629	96,882,333	95,693,969	98,882,951

RATIOS
Average loans to deposits (2)	64.33%	63.45%	62.44%	63.53%	60.97%
Return on total average assets	1.12	1.15	1.09	1.11	1.13
Return on average common equity (3)	10.97	11.69	11.25	11.28	11.62
Non-interest income to total revenue	41.06	40.42	40.72	41.18	41.31
Efficiency ratio (4)	62.25	61.27	62.55	62.04	62.12
Net yield on interest earning assets	3.08	3.11	3.00	3.05	2.93

EQUITY SUMMARY
Cash dividends per common share	$.225	$.225	$.214	$.675	$.643
Cash dividends on common stock	$21,772	$21,762	$20,936	$65,294	$64,041
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$6,750	$6,750
Book value per common share (5)	$25.01	$24.67	$22.83
Market value per common share (5)	$49.26	$47.90	$43.39
High market value per common share	$51.30	$49.41	$46.38
Low market value per common share	$45.74	$42.98	$40.43
Common shares outstanding (5)	96,591,285	96,560,828	97,511,328
Tangible common equity to tangible assets (6)	9.22%	9.09%	8.72%
Tier I leverage ratio	9.58%	9.36%	9.31%

OTHER QTD INFORMATION
Number of bank/ATM locations	340	346	347
Full-time equivalent employees	4,778	4,779	4,770

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2015
Interest income	$179,361	$180,065	$172,128	$169,742	$169,115	$531,554	$492,674
Interest expense	8,118	8,236	8,353	7,255	7,077	24,707	20,841
Net interest income	171,243	171,829	163,775	162,487	162,038	506,847	471,833
Provision for loan losses	7,263	9,216	9,439	9,186	8,364	25,918	19,541
Net interest income after provision for loan losses	163,980	162,613	154,336	153,301	153,674	480,929	452,292
NON-INTEREST INCOME
Bank card transaction fees	47,006	45,065	44,470	46,320	44,635	136,541	132,606
Trust fees	30,951	30,241	29,243	29,622	29,302	90,435	88,815
Deposit account charges and other fees	22,241	21,328	20,691	21,606	20,674	64,260	58,810
Capital market fees	2,751	2,500	2,725	3,116	2,620	7,976	8,360
Consumer brokerage services	3,375	3,491	3,509	3,254	3,687	10,375	10,530
Loan fees and sales	3,123	3,196	2,510	2,101	1,855	8,829	6,127
Other	9,872	10,749	15,876	10,023	8,515	36,497	26,849
Total non-interest income	119,319	116,570	119,024	116,042	111,288	354,913	332,097
INVESTMENT SECURITIES GAINS (LOSSES), NET	(1,965)	(744)	(995)	(1,480)	(378)	(3,704)	7,800
NON-INTEREST EXPENSE
Salaries and employee benefits	107,004	104,808	106,859	102,098	100,874	318,671	298,603
Net occupancy	12,366	11,092	11,303	10,981	11,247	34,761	33,807
Equipment	4,842	4,781	4,634	4,915	4,789	14,257	14,171
Supplies and communication	5,968	5,693	6,829	6,554	5,609	18,490	16,416
Data processing and software	23,663	22,770	22,899	22,274	21,119	69,332	61,670
Marketing	4,399	4,389	3,813	3,539	4,343	12,601	12,568
Deposit insurance	3,576	3,143	3,165	3,145	2,981	9,884	9,001
Other	19,424	20,413	17,971	22,271	20,440	57,808	54,474
Total non-interest expense	181,242	177,089	177,473	175,777	171,402	535,804	500,710
Income before income taxes	100,092	101,350	94,892	92,086	93,182	296,334	291,479
Less income taxes	30,942	31,542	29,370	27,661	27,969	91,854	88,929
Net income	69,150	69,808	65,522	64,425	65,213	204,480	202,550
Less non-controlling interest expense (income)	605	(85)	148	715	601	668	2,530
Net income attributable to Commerce Bancshares, Inc.	68,545	69,893	65,374	63,710	64,612	203,812	200,020
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250	6,750	6,750
Net income available to common shareholders	$66,295	$67,643	$63,124	$61,460	$62,362	$197,062	$193,270
Net income per common share — basic	$.69	$.70	$.65	$.63	$.63	$2.04	$1.93
Net income per common share — diluted	$.68	$.70	$.65	$.63	$.63	$2.03	$1.93

OTHER INFORMATION
Return on total average assets	1.12%	1.15%	1.07%	1.05%	1.09%	1.11%	1.13%
Return on average common equity (1)	10.97	11.69	11.20	10.88	11.25	11.28	11.62
Efficiency ratio (2)	62.25	61.27	62.62	62.97	62.55	62.04	62.12
Effective tax rate	31.10	31.10	31.00	30.27	30.21	31.07	30.78
Net yield on interest earning assets	3.08	3.11	2.95	2.94	3.00	3.05	2.93
Tax equivalent net interest income	$179,115	$179,592	$171,425	$170,141	$169,512	$530,132	$493,897

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	September 30, 2016	June 30, 2016	September 30, 2015
ASSETS
Loans
Business	$4,770,883	$4,840,248	$4,406,854
Real estate — construction and land	800,545	819,896	534,425
Real estate — business	2,520,528	2,399,271	2,286,013
Real estate — personal	1,968,005	1,927,340	1,920,650
Consumer	1,972,969	1,939,486	1,886,806
Revolving home equity	417,591	408,301	428,940
Consumer credit card	760,022	753,166	756,093
Overdrafts	19,698	4,180	4,493
Total loans	13,230,241	13,091,888	12,224,274
Allowance for loan losses	(154,532)	(153,832)	(151,532)
Net loans	13,075,709	12,938,056	12,072,742
Loans held for sale	9,511	33,254	4,143
Investment securities:
Available for sale	9,438,871	9,221,346	9,472,959
Trading	28,586	30,512	14,463
Non-marketable	108,224	111,931	116,634
Total investment securities	9,575,681	9,363,789	9,604,056
Federal funds sold and short-term securities purchased under agreements to resell	13,415	13,725	32,550
Long-term securities purchased under agreements to resell	725,000	825,000	975,000
Interest earning deposits with banks	56,767	183,223	42,078
Cash and due from banks	396,938	428,300	384,122
Land, buildings and equipment — net	339,196	342,237	351,946
Goodwill	138,921	138,921	138,921
Other intangible assets — net	6,621	6,561	6,826
Other assets	396,709	436,627	355,264
Total assets	$24,734,468	$24,709,693	$23,967,648
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,130,415	$6,906,265	$6,699,873
Savings, interest checking and money market	11,023,526	10,978,734	10,295,260
Time open and C.D.’s of less than $100,000	732,575	749,160	808,210
Time open and C.D.’s of $100,000 and over	1,279,644	1,515,888	1,183,417
Total deposits	20,166,160	20,150,047	18,986,760
Federal funds purchased and securities sold under agreements to repurchase	1,489,891	1,632,272	2,193,197
Other borrowings	101,415	103,878	103,831
Other liabilities	416,189	296,675	312,817
Total liabilities	22,173,655	22,182,872	21,596,605
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	489,862	489,862	484,155
Capital surplus	1,335,150	1,333,995	1,283,346
Retained earnings	515,081	470,558	555,877
Treasury stock	(50,538)	(51,707)	(168,493)
Accumulated other comprehensive income	121,082	134,424	65,636
Total stockholders’ equity	2,555,421	2,521,916	2,365,305
Non-controlling interest	5,392	4,905	5,738
Total equity	2,560,813	2,526,821	2,371,043
Total liabilities and equity	$24,734,468	$24,709,693	$23,967,648

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
ASSETS:
Loans:
Business	$4,694,340	$4,691,476	$4,491,556	$4,351,756	$4,221,478
Real estate — construction and land	821,422	789,329	682,557	584,185	476,331
Real estate — business	2,432,325	2,389,170	2,382,094	2,320,439	2,284,928
Real estate — personal	1,943,951	1,905,968	1,909,532	1,916,219	1,911,469
Consumer	1,947,956	1,927,925	1,934,577	1,908,540	1,861,636
Revolving home equity	411,832	413,198	429,682	429,582	434,355
Consumer credit card	750,412	738,130	752,098	756,743	746,066
Overdrafts	4,652	3,916	4,772	6,303	5,233
Total loans	13,006,890	12,859,112	12,586,868	12,273,767	11,941,496
Allowance for loan losses	(153,517)	(151,622)	(151,308)	(150,856)	(150,890)
Net loans	12,853,373	12,707,490	12,435,560	12,122,911	11,790,606
Loans held for sale	26,597	56,272	9,360	6,118	4,471
Investment securities:
U.S. government and federal agency obligations	726,469	698,374	703,212	580,816	402,591
Government-sponsored enterprise obligations	481,573	666,354	776,488	824,066	887,631
State and municipal obligations	1,747,794	1,763,849	1,718,587	1,779,704	1,805,931
Mortgage-backed securities	3,366,292	3,394,466	3,424,716	3,335,627	3,217,589
Asset-backed securities	2,340,783	2,377,708	2,537,472	2,574,426	2,546,982
Other marketable securities	334,747	337,572	342,382	337,340	302,323
Unrealized gain on investment securities	235,169	191,565	149,319	130,231	118,404
Total available for sale securities	9,232,827	9,429,888	9,652,176	9,562,210	9,281,451
Trading securities	18,433	20,540	18,190	23,217	22,283
Non-marketable securities	113,954	116,103	127,769	114,321	114,062
Total investment securities	9,365,214	9,566,531	9,798,135	9,699,748	9,417,796
Federal funds sold and short-term securities purchased under agreements to resell	13,054	11,916	17,378	18,694	21,012
Long-term securities purchased under agreements to resell	766,302	824,999	850,275	902,174	1,007,606
Interest earning deposits with banks	207,944	125,024	219,636	178,486	160,687
Other assets	1,151,549	1,113,214	1,172,916	1,119,602	1,106,739
Total assets	$24,384,033	$24,405,446	$24,503,260	$24,047,733	$23,508,917

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,096,218	$6,885,889	$6,905,673	$6,995,666	$6,781,592
Savings	778,663	787,478	761,020	736,824	739,172
Interest checking and money market	10,210,744	10,287,923	10,128,543	9,805,457	9,619,621
Time open & C.D.’s of less than $100,000	740,729	758,703	775,221	796,639	820,792
Time open & C.D.’s of $100,000 and over	1,435,001	1,635,892	1,483,700	1,219,803	1,171,617
Total deposits	20,261,355	20,355,885	20,054,157	19,554,389	19,132,794
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,163,728	1,211,892	1,404,754	1,707,430	1,677,322
Other borrowings	102,769	104,649	377,711	103,819	103,875
Total borrowings	1,266,497	1,316,541	1,782,465	1,811,249	1,781,197
Other liabilities	306,306	260,179	254,437	295,718	250,626
Total liabilities	21,834,158	21,932,605	22,091,059	21,661,356	21,164,617
Equity	2,549,875	2,472,841	2,412,201	2,386,377	2,344,300
Total liabilities and equity	$24,384,033	$24,405,446	$24,503,260	$24,047,733	$23,508,917

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
ASSETS:
Loans:
Business (1)	2.87%	2.90%	2.87%	2.78%	2.73%
Real estate — construction and land	3.48	3.46	3.51	3.41	3.52
Real estate — business	3.63	3.69	3.70	3.68	3.71
Real estate — personal	3.73	3.76	3.77	3.76	3.73
Consumer	3.91	3.80	3.87	3.91	4.00
Revolving home equity	3.56	3.59	3.52	3.44	3.50
Consumer credit card	11.56	11.54	11.42	11.23	11.59
Overdrafts	—	—	—	—	—
Total loans	3.86	3.86	3.89	3.85	3.89
Loans held for sale	5.00	4.95	5.80	5.40	4.26
Investment securities:
U.S. government and federal agency obligations	2.43	3.48	.40	.17	4.39
Government-sponsored enterprise obligations	2.24	3.03	1.93	1.89	1.77
State and municipal obligations (1)	3.60	3.60	3.66	3.64	3.44
Mortgage-backed securities	2.38	2.36	2.45	2.54	2.47
Asset-backed securities	1.48	1.45	1.39	1.25	1.15
Other marketable securities (1)	2.74	2.77	2.79	2.83	2.65
Total available for sale securities	2.39	2.51	2.20	2.20	2.32
Trading securities (1)	2.42	2.27	2.87	2.65	2.72
Non-marketable securities (1)	10.24	8.03	6.54	8.19	8.28
Total investment securities	2.49	2.58	2.26	2.27	2.39
Federal funds sold and short-term securities purchased under agreements to resell	.61	.64	.56	.32	.40
Long-term securities purchased under agreements to resell	1.73	1.64	1.64	1.40	1.29
Interest earning deposits with banks	.51	.49	.49	.28	.25
Total interest earning assets	3.22	3.25	3.10	3.07	3.12

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.12	.11	.12	.12	.13
Interest checking and money market	.13	.13	.13	.13	.13
Time open & C.D.’s of less than $100,000.37		.38	.38	.37	.38
Time open & C.D.’s of $100,000 and over	.61	.58	.54	.51	.53
Total interest bearing deposits	.20	.20	.19	.18	.18
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.25	.24	.25	.14	.11
Other borrowings	3.51	3.49	1.33	3.47	3.43
Total borrowings	.51	.50	.48	.33	.31
Total interest bearing liabilities	.22%	.22%	.23%	.20%	.20%

Net yield on interest earning assets	3.08%	3.11%	2.95%	2.94%	3.00%
(1) Stated on a tax equivalent basis using a federal income tax rate of 35%.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2015
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$153,832	$152,132	$151,532	$151,532	$151,532	$151,532	$156,532
Provision for losses	7,263	9,216	9,439	9,186	8,364	25,918	19,541
Net charge-offs (recoveries):
Commercial portfolio:
Business	(50)	(65)	463	(133)	(175)	348	(255)
Real estate — construction and land	(2,312)	(507)	(11)	60	(67)	(2,830)	(1,322)
Real estate — business	(106)	(1,030)	(242)	(626)	(22)	(1,378)	493
	(2,468)	(1,602)	210	(699)	(264)	(3,860)	(1,084)
Personal banking portfolio:
Consumer credit card	6,356	6,650	5,918	6,479	5,784	18,924	18,560
Consumer	2,240	1,781	2,599	2,251	2,435	6,620	6,027
Overdraft	434	307	219	487	429	960	863
Real estate — personal	(78)	305	(195)	458	(69)	32	(17)
Revolving home equity	79	75	88	210	49	242	192
	9,031	9,118	8,629	9,885	8,628	26,778	25,625
Total net loan charge-offs	6,563	7,516	8,839	9,186	8,364	22,918	24,541
Balance at end of period	$154,532	$153,832	$152,132	$151,532	$151,532	$154,532	$151,532

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	—%	(.01)%	.04%	(.01)%	(.02)%	.01%	(0.01)%
Real estate — construction and land	(1.12)	(.26)	(.01)	.04	(.06)	(.49)	(.40)
Real estate — business	(.02)	(.17)	(.04)	(.11)	—	(.08)	.03
	(.12)	(.08)	.01	(.04)	(.01)	(.07)	(.02)
Personal banking portfolio:
Consumer credit card	3.37	3.62	3.16	3.40	3.08	3.38	3.34
Consumer	.46	.37	.54	.47	.52	.46	.45
Overdraft	37.11	31.53	18.46	30.65	32.52	28.84	22.55
Real estate — personal	(.02)	.06	(.04)	.09	(.01)	—	—
Revolving home equity	.08	.07	.08	.19	.04	.08	.06
	.71	.74	.69	.78	.69	.71	.70
Total	.20%	.24%	.28%	.30%	.28%	.24%	.28%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.13%	.20%	.25%	.24%	.24%
Non-performing assets to total assets	.07	.11	.13	.12	.12
Allowance for loan losses to total loans	1.17	1.18	1.20	1.22	1.24

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$8,758	$12,716	$16,098	$10,874	$11,699
Real estate — construction and land	1,310	2,170	2,710	3,090	4,046
Real estate — business	1,920	5,236	6,234	7,863	5,054
Real estate — personal	3,634	4,293	4,205	4,425	4,980
Revolving home equity	23	109	120	323	—
Total	15,645	24,524	29,367	26,575	25,779
Foreclosed real estate	950	1,609	1,997	2,819	3,053
Total non-performing assets	$16,595	$26,133	$31,364	$29,394	$28,832

Loans past due 90 days and still accruing interest	$16,916	$15,892	$15,360	$16,467	$14,707
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2016

For the quarter ended September 30, 2016, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $68.5 million, compared to $69.9 million in the previous quarter and $64.6 million in the same quarter last year. The decrease in net income from the previous quarter resulted mainly from an increase in non-interest expense of $4.2 million, coupled with lower net interest income and higher investment securities losses of $1.2 million. However, non-interest income grew by $2.7 million over the previous quarter, and the provision for loan losses declined by $2.0 million. For the current quarter, the return on total average assets was 1.12%, the return on average common equity was 11.0%, and the efficiency ratio was 62.3%.

Balance Sheet Review
During the 3rd quarter of 2016, average total loans increased $118.1 million, or 3.7% annualized, compared to the previous quarter, and increased $1.1 billion, or 9.1%, compared to the same period last year. Compared to the previous quarter, the increase in average loans resulted mainly from growth in business real estate (up $43.2 million) and construction loans (up $32.1 million). Commercial construction projects continued to drive growth in construction loans, while demand for commercial real estate loans increased this quarter. Business loans declined slightly due partly to seasonal reductions in lines of credit usage; however, leasing and tax-free lending activities continued to show good growth. Average consumer loans, including held for sale auto loans, declined slightly partly due to the sale of certain auto loans in both the 2nd and 3rd quarters of 2016, coupled with continued pay-downs of marine and recreation vehicle loans. In March 2016, automobile loans totaling $50.4 million were reclassified as held for sale, and in the 2nd quarter of 2016, $21.8 million were sold. The remaining held for sale automobile loans were sold in the 3rd quarter of 2016. Average personal real estate loans, including loans held for sale, increased by $36.2 million this quarter, and the Company also sold certain fixed rate loans totaling $43.4 million during the quarter, as part of an origination initiative that began in 2015.

During the 3rd quarter of 2016, total average available for sale investment securities at fair value declined $197.1 million to $9.2 billion. Purchases of new securities totaled $817.4 million in the 3rd quarter of 2016 and were offset by sales, maturities and pay downs of $570.5 million. Government-sponsored agency securities decreased on average by $184.8 million, while average mortgage-backed and asset-backed securities declined $65.1 million. At September 30, 2016, the duration of the investment portfolio was 2.7 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits decreased $94.5 million, or .5%, this quarter compared to the previous quarter. The decrease in average deposits resulted mainly from a decline in certificates of deposit of $218.9 million coupled with lower money market (decline of $45.3 million) and interest checking (decline of $31.8 million) balances. Demand deposit balances, however, grew by $210.3 million, mostly related to business and government customer activity. Compared to the previous quarter, total average consumer and private banking deposits decreased $102.2 million and $85.5 million, respectively, while commercial deposits increased $92.2 million. The average loans to deposits ratio was 64.3% in the current quarter and 63.5% in the prior quarter.

Compared to the previous quarter, the Company’s average borrowings declined $50.0 million to $1.3 billion in the current quarter, mostly due to lower federal funds purchased balances.

Net Interest Income
Net interest income (tax equivalent) in the 3rd quarter of 2016 amounted to $179.1 million, compared with $179.6 million in the previous quarter. Net interest income (tax equivalent) for the current quarter increased $9.6 million compared to the 3rd quarter of last year. During the 3rd quarter of 2016, the net yield on earning assets (tax equivalent) was 3.08%, compared with 3.11% in the previous quarter and 3.00% in the same period last year.

The slight decrease in net interest income (tax equivalent) in the current quarter compared to the prior quarter was due mainly to lower interest on investment securities of $3.0 million, which includes a decline in inflation income of $1.5 million on the Company’s treasury inflation-protected securities (TIPS). Also, lower balances of government sponsored securities, mortgage-backed securities and asset-backed securities resulted in a decline in interest income of $1.7 million. However, interest income of $938 thousand was received this quarter on a private equity debt investment which had previously been on non-accrual status. Total inflation income on TIPS for the quarter totaled $2.2 million, compared to $3.7 million in the previous quarter. The yield on investment securities totaled 2.49% in the current quarter, compared to 2.58% in the prior quarter.

As compared to the previous quarter, interest on loans increased by $2.7 million as a result of higher average balances, mostly in consumer loans, coupled with higher rates earned on consumer loans. Overall, the average yield on the loan portfolio increased 6 basis points this quarter to 3.86%.

Excluding the effects of inflation income and the additional interest on a private equity debt investment noted above, the net yield on earning assets would have been 3.02% in the current quarter, 3.01% in the prior quarter, and 2.94% in the same period last year. During the current quarter, adjustments to premium amortization expense on certain mortgage-backed and asset-backed securities, due to slowing prepayment speed assumptions, increased interest income by $746 thousand.

Interest expense on deposits decreased $116 thousand this quarter compared with the previous quarter due mainly to lower certificate of deposit balances. Borrowing costs remained relatively consistent this quarter.

Non-Interest Income
In the 3rd quarter of 2016, total non-interest income amounted to $119.3 million, an increase of $8.0 million, or 7.2%, compared to the same period last year. Also, current quarter non-interest income increased $2.7 million, or 2.4%, when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was due to growth in bank card, deposit, trust, sweep, tax credit sales, and loan fees and sales income, partly offset by lower swap fees.

Total bank card fees in the current quarter increased $2.4 million, or 5.3%, over the same period last year. The increase was mainly the result of growth in commercial card fees of $2.0 million, or 9.2%, as a result of a higher volume of transactions this quarter. Total bank card fees this quarter were comprised of fees on

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2016

corporate card ($24.0 million), debit card ($9.9 million), merchant ($6.8 million), and credit card ($6.2 million) transactions.

In the current quarter, trust fees increased $1.6 million, or 5.6%, compared to the same period last year, with growth coming from both private client and institutional customers. Compared to the same period last year, deposit account fees also increased $1.6 million, or 7.6%, as a result of 6.0% growth in corporate cash management fees coupled with higher deposit account service fees, which grew $1.2 million, or 28.6%.

Capital market fees increased 5.0% over the same quarter last year on higher sales volumes, while loan fees and sales grew by $1.3 million due to higher mortgage banking revenue from sales of newly-originated fixed rate residential mortgages. Included in other non-interest income are sweep fees, which increased $1.3 million in the current quarter over the same period last year, and sales of tax credits, which increased by $358 thousand this quarter compared to the same period last year. Fees from sales of interest rate swaps declined by $432 thousand this quarter, offsetting the increases in sweep fees and sales of tax credits. Non-interest income comprised 41.1% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities losses of $2.0 million this quarter, compared with net losses of $744 thousand last quarter and net losses of $378 thousand in the same period last year. Net losses in the current quarter mainly resulted from unrealized fair value adjustments to the Company’s private equity investment portfolio, partly offset by realized gains on these investments.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $181.2 million, an increase of $4.2 million over the previous quarter and $9.8 million, or 5.7%, higher than the same period last year. The increase over the same period in the previous year was mainly due to higher costs for salaries and benefits, occupancy, data processing costs, and FDIC insurance expense.

Compared to the 3rd quarter of last year, salaries and benefits expense increased $6.1 million. Growth in salaries expense of $4.4 million, or 5.1%, was mainly due to higher full-time salaries and incentive compensation costs. Benefits expense increased $1.7 million, or 11.6%, mostly due to higher medical costs. Growth in salaries expense compared to the previous year resulted mainly from higher staffing costs in commercial card, residential mortgage, trust, information technology and other support units. Full-time equivalent employees totaled 4,778 and 4,770 at September 30, 2016 and 2015, respectively.

Compared to the 3rd quarter of last year, data processing and software costs and occupancy costs grew $2.5 million and $1.1 million, respectively, while costs for marketing and equipment remained relatively flat. The increase in data processing and software costs resulted from higher bank card processing costs of $1.1 million, coupled with higher software and 3rd party information technology services. Higher occupancy costs were the result of increased rental of disaster recovery facilities and demolition costs of a branch location being replaced. FDIC insurance costs have also increased by $595 thousand compared to the same quarter last year due to higher deposit balances and insurance rates. Costs for supplies and communication increased

$359 thousand, or 6.4%, mainly on higher costs related to reissuance of EMV chip cards and increased data network expense. Operating losses totaled $1.9 million this quarter and declined $1.1 million compared to the 3rd quarter of 2015, mainly due to lower bank card related fraud losses.

Income Taxes
The effective tax rate for the Company was 31.1% in both the current quarter and the previous quarter, and was 30.2% in the 3rd quarter of 2015.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2016 amounted to $6.6 million, compared to $7.5 million in the prior quarter and $8.4 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .20% in the current quarter compared to .24% in the previous quarter and .28% in the 3rd quarter of last year. During the 3rd quarter of 2016, the Company recorded net recoveries on commercial loans of $2.5 million, compared to net recoveries of $1.6 million in the prior quarter.

In the 3rd quarter of 2016, annualized net loan charge-offs on average consumer credit card loans were 3.37%, compared with 3.62% in the previous quarter and 3.08% in the same period last year. Consumer loan net charge-offs were .46% of average consumer loans in the current quarter, .37% in the prior quarter and .52% in the same quarter last year. The provision for loan losses in the current quarter totaled $7.3 million, compared to $9.2 million in the prior quarter and $8.4 million in the 3rd quarter of last year. This quarter, the provision for loan losses exceeded net loan charge-offs by $700 thousand. At September 30, 2016, the allowance totaled $154.5 million, which was 1.17% of total loans.

At September 30, 2016, total non-performing assets amounted to $16.6 million, a decrease of $9.5 million from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($15.6 million and $950 thousand, respectively, at September 30, 2016). At September 30, 2016, the balance of non-accrual loans, which represented .12% of loans outstanding, included business loans of $8.8 million, business real estate loans of $1.9 million, personal real estate loans of $3.6 million and construction and land loans of $1.3 million. Loans more than 90 days past due and still accruing interest totaled $16.9 million at September 30, 2016.

Other
During the 3rd quarter of 2016, the Company paid a cash dividend of $.225 per common share, representing an increase of 5% over the rate paid in 2015. Also, a cash dividend of $2.3 million was paid on its preferred stock. Additionally, the Company purchased 20,730 shares of treasury stock this quarter at an average price of $48.90.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.